UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): November 17, 2011
 BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13500 Evening Creek Drive North, Suite 600 San Diego, California	92128
(Address of principal executive offices)	(Zip Code)
 (858) 668-2586
(Registrant’s telephone number, including area code)
 None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.
Explanatory Note: Pursuant to Instruction 2 of Item 5.02 of Form 8-K, we are filing this Current Report on Form 8-K/A to disclose that, upon the recommendation of the Nominating and Governance Committee, Dr. Marye Anne Fox was appointed to the Nominating and Governance Committee of the Board of Directors on February 13, 2012, with the result that the Nominating and Governance Committee following such appointment consists of Dr. Fox and Messrs. Ryan Craig, Robert Hartman and Adarsh Sarma (Chair). This committee assignment had not been determined at the time of the original filing. Pursuant to our non-employee director compensation program, Dr. Fox will receive an additional $5,000 annual retainer for serving on the Nominating and Governance Committee; additionally, the annual retainer for serving on the Board of Directors was increased from $30,000 to $45,000 for all non-employee directors, including Dr. Fox, effective January 1, 2012.
On November 17, 2011, the Board of Directors, upon the recommendation of the Nominating and Governance Committee, appointed Dr. Marye Anne Fox to fill a newly-created vacancy on the Board of Directors. The Board of Directors has determined that Dr. Fox qualifies as independent under the independence standards under New York Stock Exchange rules.
Dr. Fox, age 63, has served as the Chancellor of the University of California, San Diego, and Distinguished Professor of Chemistry at that institution since August 2004. Before such appointment, Dr. Fox served as the Chancellor of North Carolina State University and as Distinguished University Professor of Chemistry from August 1998 until July 2004. She currently serves on the Board of Trustees for Dartmouth College and has also previously served on the University of Notre Dame Board of Trustees. Dr. Fox serves on the board of directors of W.R. Grace & Co. (NYSE:GRA), a specialty chemicals and materials company, and Red Hat, Inc. (NYSE: RHT), a provider of open source solutions. Dr. Fox previously served on the board of directors of Boston Scientific Corporation, a developer, marketer and manufacturer of medical devices, from June 2002 until May 2011, as well as on the board of directors of Pharmaceutical Product Development, Inc., a biotechnology development services company, from 2002 until 2008. In October 2010, President Barack Obama named Dr. Fox to receive the National Medal of Science, the highest honor bestowed by the United States government on scientists, engineers and inventors. Dr. Fox received her bachelor's degree from Notre Dame College and her doctoral degree from Dartmouth College, both in chemistry.
In consideration for Dr. Fox's services, she will receive a $30,000 annual retainer, to be paid in equal quarterly installments (pro-rated for partial quarters), and committee retainer fees depending on any committee assignment, such committee assignments to be determined at a later time. Pursuant to our non-employee director compensation program, Dr. Fox will also receive a stock option award under our 2009 Stock Incentive Plan that is exercisable for a number of shares equal to quotient of (1) $60,000, divided by (2) the Black-Scholes value of an option to purchase one share of our common stock. Such option will have an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the date of grant. Dr. Fox may be eligible for additional option awards that may be granted to our non-employee directors from time to time in the discretion of the Board of Directors and the Compensation Committee.
There are no arrangements or understandings between Dr. Fox and any other persons pursuant to which she was selected as a director, and no transactions between our company and Dr. Fox which require disclosure under Item 404(a) of Regulation S-K.
Item 8.01.     Other Information.
On November 17, 2011, in accordance with our bylaws, the Board of Directors duly adopted a resolution increasing the authorized number of directors from six to seven.
SIGNATURES
 Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2012		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Senior Vice President, Secretary and General Counsel